Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 28, 2017, Mirna Therapeutics, Inc., a Delaware corporation now known as Synlogic, Inc. (the “Company”) completed its merger with privately-held Synlogic, Inc. (“Private Synlogic”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated May 15, 2017, whereby one of the Company’s wholly owned subsidiaries merged with and into Private Synlogic, with Private Synlogic surviving as the Company’s wholly owned subsidiary (the “Merger”). In connection with the Merger, the Company changed its name from Mirna Therapeutics, Inc. to Synlogic, Inc. All references to the “Company” refer to Synlogic, Inc. as of and following the closing of the Merger on August 28, 2017 (the “Closing Date”) and all references to “Mirna” refer to Mirna Therapeutics, Inc. prior to the closing of the Merger on the Closing Date.

Upon the closing of the Merger, each outstanding share of Private Synlogic’s common stock converted into the right to receive approximately 0.5532 shares of common stock of Mirna. Immediately after the Merger, there were 16,282,496 shares of the Company’s common stock outstanding. Immediately after the Merger, the former stockholders and optionholders of Private Synlogic owned, or held rights to acquire, approximately 82.4% of the fully-diluted common stock of the Company, which for these purposes is defined as the outstanding common stock of the Company, plus “in the money” options, assuming that all “in the money” options of the Company outstanding immediately prior to the Merger were exercised on a cashless basis immediately prior to the closing of the Merger (the “Fully-Diluted Common Stock of the Company”), with Mirna’s stockholders and optionholders immediately prior to the Merger owning approximately 17.6% of the Fully-Diluted Common Stock of the Company.

The following unaudited pro forma condensed combined financial statements give effect to the Merger and were prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”). The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under U.S. GAAP. For accounting purposes, Private Synlogic is considered to be acquiring Mirna in the Merger. Private Synlogic was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) Private Synlogic stockholders owned approximately 82.4% of the combined organization immediately following the Closing of the Merger, (ii) Private Synlogic directors held a majority of board seats in the combined organization and (iii) Private Synlogic management held all key positions in the management of the combined organization. For the purpose of these unaudited pro forma condensed combined financial statements, management of Mirna and Private Synlogic have determined a preliminary purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements. The net tangible assets acquired and liabilities assumed in connection with the transaction are recorded at their estimated acquisition date fair values. A final determination of these estimated fair values will be based on the actual net tangible assets of Mirna that exist as of the date of completion of the transaction.

The unaudited pro forma condensed combined balance sheet as of June 30, 2017 assumes that the Merger took place on June 30, 2017 and combines the historical balance sheets of Mirna and Private Synlogic as of June 30, 2017. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 assume that the Merger took place as of January 1, 2016, and combines the historical results of Mirna and Private Synlogic for the six months ended June 30, 2017 and for the year ended December 31, 2016, respectively. The historical financial statements of Mirna and Private Synlogic, have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of the fair value of assets acquired and liabilities assumed. Differences between these preliminary estimates and the final fair value of assets and liabilities acquired may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined organization’s future results of operations and financial position. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma combined financial statements as a result of estimates related to working capital that were made in determining Mirna’s assets and liabilities at the closing of the Merger.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Mirna and Private Synlogic been a combined organization during the specified period. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the Mirna and Private Synlogic historical audited financial statements for the year ended December 31, 2016 and the unaudited condensed financial statements for the six months ended June 30, 2017 included elsewhere in this Form 8-K or previously filed with the SEC.

Unaudited Pro Forma Condensed Combined Balance Sheet

as of June 30, 2017

(in thousands)

	Mirna	Private Synlogic	Pro Forma Merger Adjustments		Combined Organization
Assets
Current assets:
Cash and cash equivalents	$15,219	$66,826	$—		$82,045
Short-term marketable securities	32,502	—	—		32,502
Accounts receivable	—	2,000	—		2,000
Prepaid expenses and other current assets	387	2,443	(1,085)	A	1,745

Total current assets	48,108	71,269	(1,085)		118,292
Property and equipment, net	13	3,555	—		3,568
Restricted cash	—	50	—		50
Other assets	—	233	—		233

Total assets	$48,121	$75,107	$(1,085)		$122,143

Liabilities, Contingently Redeemable Preferred Shares and Equity
Current liabilities:
Accounts payable	$47	$1,865	$—		$1,912
Accrued expenses	1,375	4,074	4,118	B	10,690
	—	—	1,123	C
Deferred revenue	—	444	—		444
Deferred rent	—	269	—		269
Capital lease obligations	—	185	—		185

Total current liabilities	1,422	6,837	5,241		13,500

Long-term liabilities:
Deferred revenue, net of current portion	—	890	—		890
Deferred rent, net of current portion	—	920	—		920
Capital lease obligations, net of current portion	—	82	—		82

Total liabilities	1,422	8,729	5,241		15,392

Commitments and contingencies
Contingently Redeemable Series A Preferred Stock	—	5,000	(5,000)	D	—
Stockholders’ equity (deficit)
Series A Preferred Stock	—	25,548	(25,548)	D	—
Series B Preferred Stock	—	40,260	(40,260)	D	—
Series C Preferred Stock	—	40,434	(40,434)	D	—
Common Stock	21	—	19	D	40
Additional paid in capital	163,847	3,163	111,223	D	154,755
	—	—	(117,152)	E	—
	—	—	(7,057)	E	—
	—	—	2939	F	—
			(1,123)	C
			(1,085)	A
Accumulated deficit	(117,152)	(48,027)	117,152	E	(48,027)
	—	—	7,057	E	—
	—	—	(4,118)	B	—
	—	—	(2,939)	F	—
Accumulated other comprehensive loss	(17)	—	—		(17)

Total stockholders’ equity	46,699	61,378	(1,326)		106,751

Total liabilities, contingently redeemable preferred shares and stockholders’ equity	$48,121	$75,107	$(1,085)		$122,143

Unaudited Pro Forma Condensed Combined Statements of Operations

(in thousands, except per share amounts)

	For the Year Ended December 31, 2016
	Mirna	Private Synlogic	Pro Forma Merger Adjustments		Combined Organization
Revenue	$—	$444	$—		$444
Operating expenses:
Research and development	13,930	15,010	(1,466)	G	27,474
General and administrative	8,118	6,398	(50)	A	15,932
			1,466	G
Restructuring expense	4,442	—	—		4,442
Loss on disposal of assets	128	—	—		128

Total operating expenses	26,618	21,408	(50)		47,976

Loss from operations	(26,618)	(20,964)	50		(47,532)
Interest income (expense), net	350	10	—		360

Net loss	$(26,268)	$(20,954)	$50		$(47,172)

Other comprehensive loss:
Unrealized gain/(loss) on available for sale securities, net of tax	(4)	—	—		(4)
Total other comprehensive loss	$(26,272)	$(20,954)	$50		$(47,176)

Net loss per share, basic and diluted	$(8.83)	$(7.36)	$0.01		$(3.58)
Weighted-average common shares	2,976,280	2,848,081	7,342,953	H	13,167,314

Unaudited Pro Forma Condensed Combined Statements of Operations

(in thousands, except per share amounts)

	For the Six Months Ended June 30, 2017
	Mirna	Private Synlogic	Pro Forma Merger Adjustments		Combined Organization
Revenue	$—	$2,222	$—		$2,222
Operating expenses:
Research and development	5,321	13,650	—		18,971
General and administrative	6,496	5,403	(3,181)	A	8,718
Restructuring expense	2,723	—	—		2,723

Total operating expenses	14,540	19,053	(3,181)		30,412

Loss from operations	(14,540)	(16,831)	3,181		(28,190)
Interest income (expense), net	182	75	—		257

Net loss	$(14,358)	$(16,756)	$3,181		$(27,933)

Other comprehensive loss:
Unrealized gain/(loss) on available for sale securities, net of tax	(13)	—	—		(13)
Total other comprehensive loss	$(14,371)	$(16,756)	$3,181		$(27,946)

Net loss per share, basic and diluted	$(4.82)	$(5.09)	$0.35		$(1.82)
Weighted-average common shares	2,979,090	3,293,033	9,115,696	H	15,387,818

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transactions and Basis of Presentation

Description of Transactions

On May 15, 2017, Mirna entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Synlogic, with Synlogic becoming a wholly owned subsidiary of Mirna and the surviving corporation following completion of the merger (the “Merger”) in accordance with the Merger Agreement.

Immediately after the Merger, Synlogic owned approximately 82.4% of the fully-diluted common stock of the combined organization, with Mirna security holders owning approximately 17.6% of the fully-diluted common stock of the combined organization.

Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”). The unaudited pro forma condensed combined balance sheet as of June 30, 2017 is presented as if the Merger had been completed on June 30, 2017. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 assume that the Merger took place on January 1, 2016, and combines the historical results of Mirna and Synlogic for the six months ended June 30, 2017, and for the year ended December 31, 2016, respectively. For accounting purposes, Synlogic is considered to be acquiring Mirna in the Merger. Synlogic was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) Synlogic Stockholders owned approximately 82.4% of the combined organization immediately following the Closing of the Merger, (ii) Synlogic directors held a majority of the board seats in the combined organization and (iii) Synlogic management held all key positions in the management of the combined organization. Accordingly, the assets and liabilities of Synlogic will be recorded as of the Merger closing date at their respective carrying value and the acquired net assets of Mirna will be recorded as of the Merger closing date at their fair value. For the purpose of these unaudited pro forma financial statements, management of Synlogic and Mirna have determined a preliminary estimated purchase price for the asset acquisition, and such amount has been calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements. The net assets acquired in connection with the transaction are based on preliminary estimated fair values. A final determination of the fair values will be based on the actual net acquired assets of Mirna as of the Merger closing date.

During May 2017, in contemplation of the merger transaction, Synlogic undertook a legal reorganization into a corporation. In connection with that transaction, all preferred stock and common units were converted 1:1 into preferred and common stock. As such, application of the anticipated Exchange Ratio and the impacts on the related pro forma adjustments to earnings per share contemplate the conversion of Synlogic’s preferred and common units into preferred and common stock immediately prior to the conversion to Mirna Common Stock.

2. Preliminary Purchase Price

The estimated purchase price of approximately $42.6 million was determined using the estimated fair value of Mirna’s net assets on the date of acquisition. Mirna’s net assets are predominantly comprised of cash, cash equivalents and short-term investments offset by current liabilities.

The preliminary estimated acquired net assets of Mirna based on their estimated fair values are as follows (in thousands):

Purchase Consideration
Cash and cash equivalents	$19,653
Marketable securities	22,850
Interest receivable	108
Prepaid assets	80
Accounts payable and accrued expenses	(101)

Total Purchase consideration	$42,590

The purchase price allocation will remain preliminary until Synlogic has completed the determination of the fair values of assets acquired and liabilities assumed as of the Merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements as a result of estimates related to working capital that were included in the determination of Mirna’s assets and liabilities at the closing of the Merger.

3. Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements include pro forma adjustments to give effect to the acquisition of Mirna’s net assets by Synlogic. The pro forma adjustments reflecting the completion of the Merger are based upon the assumptions set forth below.

A.	To reflect elimination of transaction costs, such as severance and benefits, advisor fees, and transactional fees, of both Mirna and Synlogic.

B.	To record Mirna’s estimated transaction costs, such as severance and benefits, advisory fees and transactional fees that were not incurred as of June 30, 2017.

C.	To record Synlogic’s estimated transaction costs, such as advisory fees and transactional fees that were not incurred as of June 30, 2017.

D.	To reflect the conversion of all convertible preferred stock to Mirna Common Stock.

E.	To reflect the elimination of Mirna’s historical accumulated deficit, including the impact of the pro forma adjustments to Mirna’s current liabilities.

F.	To record stock compensation expense for the acceleration of certain executive and employee stock options outstanding at June 30, 2017, which fully vest upon completion of the Merger in accordance with the terms of the employment contracts for which there is no future service requirement.

G.	To reflect the alignment of the accounting for certain expenses related to intellectual property.

H.	To reflect the conversion of Synlogic Common Stock to Mirna Common Stock.